EXHIBIT 4.4

CGSI 2-YEAR TERM NOTE PURCHASE AGREEMENT

THIS CGSI TERM NOTE PURCHASE AGREEMENT (“Agreement”) is made as of January 12, 2007, by and among Capital Growth Systems, Inc., a Florida corporation (“Company”), each of the following subsidiaries of Company (individually a “Co-Borrower” and collectively, the “Co-Borrowers”): 20/20 Technologies, Inc., a Delaware corporation (“2020 Inc.”), 20/20 Technologies I, LLC, a Delaware limited liability company (“2020 LLC”), Magenta NetLogic, Limited, a corporation formed under the laws of England (“Magenta”), Frontrunner Network Services Corp., a Delaware corporation (“Frontrunner”), CentrePath, Inc., a Delaware corporation (“CentrePath”) and Global Capacity Group, Inc., a Texas corporation (“Global”); and the lenders (each individually a “Lender,” and collectively the “Lenders”) executing a counterpart copy of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

WHEREAS, each of the Lenders intends to fund a term loan to Company (individually, a “Loan” and collectively, the “Loans”), which Loans shall be funded by an exchange with Company of the existing promissory note(s) issued by the Company and/or one or more of the Co-Borrowers (each such note is hereinafter sometimes referred to as an “Existing Note” or collectively as the “Existing Notes”) and/or the funding of additional cash from such Lender to the Company directly and as agent for the Co-Borrowers; the initial closing of the Loans shall occur on the date that proceeds from the Loans and other funds made available to the Company and the Co-Borrowers are sufficient for the Company to consummate the initial closing of its equity offering (“Pipe Financing”) pursuant to its November 14, 2006 private placement memorandum and all supplements thereto (including its December 20, 2006 First Supplement, January 3, 2007 Second Supplement and January 12, 2007 Third Supplement -- the “Memorandum”). The parties acknowledge that the Company is a holding company for the Co-Borrowers and all proceeds received by the Company from any Lender are used solely for the support of the business operations of the Co-Borrowers (and to the extent funding Company operations, these are operations are run to benefit financing for the Co-Borrowers). The Company is acting as an agent for the Co-Borrowers and also constitutes a co-obligor on the Loans.

WHEREAS, the Pipe Financing has been structured as an issuance of Units comprised of Series AA Preferred Stock and warrants (the “Units Warrants”) to purchase Series AA Preferred Stock. The Series AA Preferred Stock shall automatically convert to Common Stock of the Company upon the amendment of its articles of incorporation to authorize the issuance of not less than 200,000,000 shares of Common Stock. The “Pipe Common Stock Price” shall be the Unit purchase price divided by the number of shares of Common Stock issuable to Unit purchasers on conversion of the Series AA Preferred Stock to Common Stock, before giving effect to the Units Warrants. It is anticipated that the Pipe Common Stock Price shall be $0.45 per share, as specified in the Memorandum, a copy of which has been made available for review by each Lender.

WHEREAS, the Lenders are willing to effect the funding of the Loan contingent upon the grant of a security interest in substantially all of the assets of the Co-Borrowers and the Company (collectively, the “Credit Group”), subject to subordination to the primary credit lender to the Co-Borrowers. The Company intends initially to establish a $12,000,000 credit facility with Hilco Finance, LLC (such entity, together with its participants in the credit facility and its and/or their assigns are collectively referred to as “Hilco”) to be secured by all of the assets of the subsidiaries of the Company and a guarantee by both the Company and Magenta pursuant to a credit agreement and all ancillary associated documents and agreements, copies of which have been made available for review by each of the Lenders (collectively, the “Credit Agreement”). Included with the Credit Agreement is a form of subordination agreement (such agreement in its present form and as modified from time to time with the consent of the Company is hereinafter referred to as the “Hilco Subordination Agreement”) which has been circulated to each of pursuant to which the Loans established pursuant to this Agreement shall be subject and pursuant to which each of the parties hereto shall be bound by either direct signature or execution on behalf of each of the parties hereto by way of power of attorney. The Hilco Subordination Agreement and any substitute or modification thereof with Hilco, as well as any subsequent subordination agreement which shall in the good faith opinion of the Company be required of any of the Credit Parties as a condition precedent to the funding (and/or as a condition to the ongoing funding) to any of the Credit Parties by the primary lender (or proposed replacement primary lender) providing or proposing to provide senior secured financing to any of the Co-Borrowers (the “Senior Lender”) is hereinafter sometimes referred to as a “Subordination Agreement.”

WHEREAS, the parties wish to provide for the sale and issuance of the Notes in return for the provision by the Lenders of the Consideration to the Company on the terms and subject to the conditions set forth in this Agreement, and the collateral security set forth below.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.  Definitions.

(a)  “Aggregate Loan Amount” shall mean Notes with an aggregate principal amount of up to $10,000,000, or such greater amount as is mutually agreed between the Company on the one hand and the Majority Note Holders on the other hand.

(b)  “Consideration” shall mean: (i) the amount of money paid by each Lender who funds his, her or its Loan with cash; and (ii) the outstanding principal amount plus all accrued interest through the date of contribution to the Company of each Existing Note with respect to each Lender who contributes an Existing Note to the Company in exchange for the Note to be issued pursuant to this Agreement.

(c)  “Credit Group” shall have the meaning set forth in the Preamble hereof.

(d)  “Existing Note” shall have the meaning set forth in the Preamble hereof.

(e)  “Hilco” shall mean Hilco Finance, LLC and its assigns

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(f)  “Hilco Subordination Agreement” shall have the meaning set forth in the Preamble hereof.

(g)  “Initial Closing Date” shall be the initial closing date of the Pipe Financing.

(h)  “Knowledge” shall mean the actual knowledge of any officer of the Company.

(i)  “Majority Note Holders” shall mean the holders of a majority in interest of the aggregate principal amount of Notes.

(j)  “Maturity Date” shall mean 24 months following the Initial Closing Date.

(k)  “Pipe Common Stock Price” shall have the meaning set forth in the preamble hereof.

(l)  “Pipe Financing” shall have the meaning set forth in the preamble hereof;

(m)  “Notes” shall mean the one or more secured promissory notes issued to each Lender pursuant to Section 2 below, the form of which is attached hereto as Exhibit A.

(n)  “Securities” shall have the meaning set forth in Section 6.2 below.

(o)  “Senior Lender” shall have the meaning set forth in the Preamble hereof.

(p)  “Servicer” shall have the meaning set forth in Section 7.1 below.

(q)  “Subordination Agreement” shall have the meaning set forth in the Preamble hereof.

(r)  “Warrants” shall mean the detachable warrants issuable pursuant to Section 2 below.

2.  Terms of the Notes and Warrants. In return for the Consideration provided by each Lender, the Company shall sell and issue to such Lender on the later of the Initial Closing Date or the date of provision by such Lender of the Consideration to the Company for the benefit of itself and the Co-Borrowers, one or more unsecured Notes in the principal amount equal to the dollar amount set forth below the Lender’s name on the signature page hereof, and to the extent that such amount includes a per diem for interest accrued on any note(s) being exchanged for a Note hereunder, shall include all accrued interest through the Closing Date (the aggregate principal amount so sold being the “Aggregate Note Amount”), bearing simple interest at twelve percent (12%) per annum. Company, in its sole discretion, may increase the Aggregate Note Amount with respect to any Lender, provided the principal amount with respect to all Notes (and specifically excluding all interest accruing under the Notes) shall not exceed the Aggregate Note Amount. Any Lender purchasing his, her or its Note with an Existing Note hereby assigns for the benefit of the Lenders as a group all right, title and interest in the Existing Note, but specifically releases all collateral or rights with respect to collateral securing the Existing Note and authorizes the Company by any of its officers or the servicer of the Existing Note with respect to the corresponding note administration and security agreement to release all collateral held for the benefit of the Lender with respect to the Existing Note. Effective as of the date of purchase of the Lender’s Note, the Company shall issue to the Lender a warrant (the “Warrant”) to purchase 67.500006 shares of Series AA Preferred Stock (in the form attached as Exhibit B, and which presently equates to 150,000 shares (rounded) of Common Stock on an as converted basis assuming the Series AA Preferred Stock is issued at $0.45 per share) for each $100,000 of Loan funded (prorated for fractional amounts).

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Each $100,000 of original principal amount of each Note shall be convertible into Common Stock of the Company (and in the event that the Company does not have sufficient authorized Common Stock outstanding for such conversion, then it shall cause the authorization and issuance of a class of preferred stock which will be the functional equivalent of the Series AA Preferred Stock of the Company, except that the conversion feature shall incorporate the terms below for the effective conversion rate into Common Stock) which will be based upon a 20% discount to the “Fair Market Value” of the Common Stock of the Company as of the date of delivery of notice of conversion by the Lender (except in the event the Company’s Common Stock is not publicly traded, then such conversion shall be effective 5 business days following the Company’s notification to Lender of the Fair Market Value, subject to Lender’s right to withdraw the conversion notice at any time prior to the effective date by delivery of written notice to the Company of withdrawal), subject in all events to the price per share of the Common Stock being not less than $0.65 per share nor more than $1.25 per share, irrespective of the Fair Market Value. The “Fair Market Value” shall mean: (i) if the Common Stock of the Company is publicly traded, the average closing price (which if a fixed price shall be that price, or if not, then it shall be the midpoint between the bid and asked price) of the Company’s Common Stock for the last 10 trading days immediately preceding the day in which the conversion notice is delivered; and (ii) if the Common Stock of the Company is not publicly traded, then the fair market value per share of its Common Stock as determined in good faith from time to time by the Board of Directors of the Company.

If for any reason any of the principal amount of a Lender’s Note shall be prepaid prior to its Maturity Date, then the Company agrees to issue a warrant to the holder of such Note a warrant (the “New Warrant”) which shall provide to the holder of the Note comparable economic rights upon exercise of the New Warrant as would have been available to the holder of the Note upon conversion of the Note had no prepayment occurred (i.e., so that the cumulative rights for acquisition of Units between conversion of the Note and exercise of the New Warrant would be the same as if no prepayment had occurred; provided, however, in no event can cumulative conversions of the Note and exercises of the New Warrant provide the right to receive more Units of Company than if no prepayment had occurred); the New Warrant will lapse if not exercised on or before the Maturity Date.

3.  Closing. Each closing for the purchase of the Notes shall take place at the offices of the Company at 12:00 p.m., on the later of the Initial Closing Date or the date of counterpart execution of this Agreement by the Lender in question (and provision of the Consideration by such Lender), or at such other time and place as the Company and each Lender shall agree. At each Closing, each Lender shall deliver the Consideration to the Company for the benefit of the Co-Borrowers and the Company shall deliver to each Lender one or more executed Notes in return for the respective Consideration provided to the Company for the benefit of the Co-Borrowers. If the Consideration provided by a Lender is comprised of the delivery of an Existing Note, such Lender shall deliver such Note (or a lost note affidavit and indemnity in form and substance acceptable to the Company) at the Initial Closing.

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4.  Use of Consideration, Subordination. Subscription proceeds from the Notes shall be held in trust for the benefit of the Lenders pending the Initial Closing, at which time they may be released by the Company for the benefit of itself and the Co-Borrowers. In the event the Initial Closing does not occur by February 15, 2007, then the Company shall return to each Lender the Consideration provided by such Lender to the Company (for the benefit of itself and the Co-Borrowers). Interest shall accrue on the Notes effective as of the date of the later of the Initial Closing Date or the date of the Lender’s funding of the Note in question. The Notes shall be secured by a collateral pledge of substantially all of the assets of the Co-Borrowers pursuant to the form of Note Administration and Security Agreement attached as Exhibit C, the terms of which are incorporated by reference herein and made a part hereof, subject to the understanding and agreement that: (i) the foregoing collateral pledge and all rights of each Lender under this Agreement and all exhibits hereto are expressly subordinated to the rights of Hilco pursuant to the Credit Agreement and the Hilco Subordination Agreement: (ii) each Lender agrees to subordinate his or its interest in the collateral securing the Loans and in any other rights under this Agreement and all exhibits hereto to any subsequent Senior Lender; and (iii) the Company shall have 60 days following the Closing Date to cause the removal or assignment to Lender of all senior security interests in the assets of the Co-Borrowers other than those in favor of Hilco.

5.  Representations and Warranties of the Credit Parties. In connection with the transactions provided for herein, each of the Credit Parties hereby represents and warrants to the Lenders that:

5.1  Organization, Good Standing and Qualification. The Credit Party is a corporation or limited liability company, as the case may be, validly existing, and in good standing under the laws of the state of its formation as set forth in the preamble hereof (provided however that with respect to Frontrunner, if not in good standing in Delaware as of the Initial Closing Date, and with respect to Magenta if not in good standing in England, it agrees to return to good standing in the state of Delaware as to Frontrunner and in England as to Magenta, no later than 60 days following the Initial Closing Date) and has all requisite corporate or limited liability company power and authority to carry on its business as now conducted. The Credit Party is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties (provided however, that with respect to Company, if not qualified to do business in Illinois, and with respect Frontrunner if not duly qualified to do business in Massachusetts, it will do so no later than 60 days following the Initial Closing Date). The provisos above are deemed to qualify the representations contained in this Section 5.1.

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5.2  Authorization. All corporate or limited liability company action has been taken on the part of the Credit Party, its shareholders, officers, and directors (or in the case of 2020 LLC, its sole member or managers) necessary for the authorization, execution, delivery and performance, of this Agreement, the Notes, Warrants, Note Administration and Security Agreement and the Credit Agreement. Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, the Credit Party has taken all corporate or limited liability company action required to make all of the obligations of the Credit Party reflected in the provisions of this Agreement and the Notes and Warrants the valid and enforceable obligations they purport to be.

5.3  Compliance with Other Instruments. Neither the authorization, execution and delivery of this Agreement or the Notes and Warrants, nor the issuance and delivery of the Notes and Warrants, will constitute or result in a default or violation of any law or regulation applicable to the Credit Party or any term or provision of the Credit Party’s current Articles of Incorporation, Certificate of Incorporation or Bylaws (or in the case of 2020 LLC, its Certificate of Formation or Limited Liability Company Agreement) or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

5.4  Valid Issuance. The Common Stock or Series AA Preferred Stock issuable upon exercise of the Warrants will be, when issued in accordance with the terms of this Agreement, duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Lenders in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

5.5  No Violation. Subject to the terms of Section 5.1 above, the Credit Party is not in violation of any order of any court, arbitrator or governmental body, material laws, ordinances or governmental rules or regulations (domestic or foreign) to which it is subject, except for violations that would not have a materially adverse effect on the Credit Party's business or properties.

5.6  No Litigation. There are no suits or proceedings pending or, to the Knowledge of the Credit Party, threatened in any court or before any regulatory commission, board or other governmental administrative agency against or affecting the Borrower except as set forth in the Memorandum.

5.7   Arms’ Length Transactions. The transactions evidenced by this Agreement and the Notes and the other documents and instruments delivered in connection herewith or therewith (a) are the result of arms’ length negotiations between the Lenders, on the one hand, and the Credit Parties on the other hand, (b) are made on commercially reasonable terms and (c) are undertaken by the Credit Party without any intent to hinder, delay or defraud any entity to which the Credit Party is or may become indebted.

6.  Representations and Warranties of the Lenders. In connection with the transactions provided for herein, each Lender hereby represents and warrants to each Credit Party that:

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6.1  Authorization. This Agreement constitutes such Lender’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Lender represents that the execution, delivery and performance of this Agreement has been duly authorized and approved by such Lender.

6.2  Purchase Entirely for Own Account. Such Lender acknowledges that this Agreement is made with Lender in reliance upon such Lender’s representation to each Credit Party that the Notes and any capital stock issuable upon exercise of the Warrants (collectively, the “Securities”) will be acquired for investment for Lender’s own account, as principal and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Lender further represents that such Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

6.3  Disclosure of Information. Such Lender acknowledges that he or it has received all the information, documents and materials he or it considers necessary or appropriate for deciding whether to acquire the Notes, including without limitation, the Memorandum, and has been provided access to all public filings of Company with the Securities & Exchange Commission. Each Lender confirms that he or it has made such further investigation of each Credit Party as was deemed appropriate to evaluate the merits and risks of this investment. Each Lender further represents that he or it has had an opportunity to ask questions and receive answers from each Credit Party regarding the terms and conditions of the offering of the Notes and Warrants as well as all terms and conditions of the Credit Agreement.

6.4  Investment Experience; State of Residence. Such Lender is an investor in securities of companies in the development stage and acknowledges that he or it is able to fend for himself or itself, can bear the economic risk of his or its investment and has such knowledge and experience in financial or business matters that he or it is capable of evaluating the merits and risks of the investment in the Notes and the Warrants. If other than an individual, such Lender also represents he or it has not been organized solely for the purpose of acquiring the Notes and the Warrants. The Lender's state of residence or, if other than an individual, such Lender's jurisdiction of formation, is set forth underneath such Lender's name on the signature page hereto.

6.5  Accredited Investor. Such Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as presently in effect (the “Securities Act”).

6.6  Restricted Securities. Such Lender understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold except through a valid registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws. Such Lender represents that he or it is familiar with Rule 144 of the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act and applicable state securities laws.

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6.7  Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, such Lender further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Borrower to be bound by this Section 6 and:

(a)  There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)  (i)Lender has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, Lender shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

(c)  All transferees from such Lender agree in writing to be subject to the terms hereof, and any other agreements to which such Securities may be subject, to the same extent as if they were Lenders hereunder, including but not limited to, the Note Administration and Security Agreement in the form attached hereto as Exhibit C.

6.8  Legends. It is understood that the certificates evidencing the Securities, or any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation, conversion, exercise or similar event, shall bear the legends required by applicable law as well as such agreements to which such Securities may be subject, including, without limitation, legends relating to restrictions on transfer under federal and state securities laws and legends required under applicable state securities laws, as well as the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED UNDER ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (B) AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT, OR (C) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), IN EACH OF CASES (A) THROUGH (C) IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

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7.  Defaults and Remedies.

7.1  Events of Default. The following events shall be considered Events of Default with respect to each Note :

(a)  Any of the Credit Parties shall default in the payment of any part of the principal or unpaid accrued interest on any Note after the Maturity Date or at a date fixed by acceleration or otherwise;

(b)  Any Credit Party shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Credit Party in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Credit Party, or of all or any substantial part of the properties of the Credit Party, or its respective directors, managers, officers or majority members or shareholders shall take any action looking to the dissolution or liquidation of the Credit Party;

(c)  Within sixty (60) days after the commencement of any proceeding against a Credit Party seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within sixty (60) days after the appointment without the consent or acquiescence of the Credit Party of any trustee, receiver or liquidator of the Credit Party or of all or any substantial part of the properties of the Credit Party, such appointment shall not have been vacated; or

(d)  The Credit Party shall fail to observe or perform any other obligation to be observed or performed by it under this Agreement or the Notes or the Note Administration and Security Agreement attached hereto as Exhibit C within thirty (30) days after written notice from the Servicer named therein (the “Servicer”) or the Majority Note Holders to perform or observe the obligation, or any representation or warranty made by the Credit Party hereunder or thereunder shall be false in any material respect as of the date made and such representation or warranty is not cured, if susceptible to cure, within thirty (30) days after the Credit Party’s Knowledge of such failure.

(e)  The Company shall engage in a merger or consolidation in which it is not the surviving company, or the Company shall liquidate its assets, dissolve or sell all or substantially all of its assets or of the assets or stock of any of the other Credit Parties.

(f)  The indebtedness with respect to the Credit Agreement shall have been accelerated following a declaration of an event of default and within 60 days thereafter Company shall not have either (i) caused the Credit Agreement to be reinstated or (ii) paid off the obligations with respect to the Credit Agreement with its available funds and/or proceeds from a substitute credit facility with a replacement Senior Lender.

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7.2  Remedies. Upon the occurrence of an Event of Default under Section 7.1 hereof, at the option and upon the declaration of the Servicer or the Majority Note Holders, acting pursuant to the form of Note Administration and Security Agreement, the entire unpaid principal and accrued and unpaid interest on each Note, and all other amounts owing under this Agreement shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and the Servicer named therein and acting on behalf of all of the Note Holders may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under each Note and exercise any and all other remedies granted to it at law, in equity or otherwise; provided, however, that if any Event of Default occurs under Sections 7.1(b) or 7.1(c), all unpaid principal and accrued and unpaid interest on such Note, and all other amounts owing under this Agreement, shall automatically become immediately due and payable.

8.  Miscellaneous.

8.1  Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that no Credit Party may assign its obligations under this Agreement without the written consent of the Servicer or Majority Note Holders (which shall not be unreasonably withheld), and no Lender may, without the written consent of the Company (which shall not be unreasonably withheld), assign all or any portion of a Note to any person or entity. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2  Governing Law. This Agreement and the Notes shall be governed by and construed under the laws of the State of Illinois as applied to agreements among Illinois residents, made and to be performed entirely within the State of Illinois. Any action to enforce this Agreement or any of the rights or obligations hereunder shall be litigated by bench trial, with all parties hereto waiving their right to trial by jury.

8.3  Counterparts, Power of Attorney. This Agreement, and any of the other agreements, documents and instruments contemplated hereby, may be executed in two or more counterparts, whether by original, photocopy, facsimile or email pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement, and any of the other agreements, documents and instruments contemplated hereby, by facsimile transmission shall be effective as delivery of a manually signed counterpart hereof or thereof. By execution of this Agreement, each Lender grants an irrevocable power of attorney to each of David Lies, Michael Balkin, Thomas G. Hudson, Patrick C. Shutt and any Servicer named in the Note Administration and Security Agreement, and any executive officer of either of the Company or of Servicer (each an “Attorney”) to execute in the name, place and stead of each Lender and such Lender’s successors in interest: (i) the Note Administration and Security Agreement and any amendment thereto; (ii) any document requiring the execution of the Lender related to any action to be taken by the Servicer on behalf of such Lender pursuant to the Note Administration and Security Agreement; (iii) the Hilco Subordination Agreement; (iv) any subsequent Subordination Agreement requested by Company as a condition precedent to the funding of a senior loan facility for Company and/or any of the Co-Borrowers where the lender in question will be the primary lender to the borrower(s) in question; and (v) any release of collateral and any amendment to this Agreement or any of the exhibits hereto as necessary for the release of the liens and other rights granted hereunder with respect to any of the subsidiaries (directly or indirectly held by the Company) of the Company in connection with either (a) the sale, merger or consolidation of that subsidiary or the sale of all or substantially all of its assets where the Senior Lender has consented to such disposition; or (b) any transaction subsequent to the date hereof when all of the Notes have been paid in full.

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8.4  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 8.5):

If to the Borrower:	Capital Growth Systems, Inc. Attention: Thomas Hudson, CEO 50 East Commerce Drive - Suite A Schaumburg, IL 60173

with a copy to:

Shefsky & Froelich Ltd. Attention: Mitchell D. Goldsmith 111 East Wacker Drive - Suite 2800 Chicago, IL 60601

If to Lenders:	At the respective addresses shown on the signature page hereof.

8.6  Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each Credit Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

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8.7  Entire Agreement; Amendments and Waivers; Counsel. This Agreement and the Exhibits hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes in its entirety: (i) any previously executed version of this Agreement, including the form of agreement dated December 28, 2006; and (ii) any prior rights that a Lender may have had with respect to any prior loan agreement related to any of the Existing Notes (other than the rights to warrants with respect thereto). Each Credit Party’s agreements with each of the Lenders are separate agreements, and the sales of the Notes to each of the Lenders are separate sales. Nonetheless, any term of this Agreement or the Notes may be amended and the observance of any term of this Agreement or the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and either the Servicer or the Majority Note Holders. Any waiver or amendment effected in accordance with this Section 8.7 shall be binding upon each party to this Agreement and any holder of any Note or Warrant purchased under this Agreement at the time outstanding and each future holder of all such Notes and/or Warrants. Each Lender has been advised by Shefsky & Froelich Ltd. (“SF”) that: (i) in preparation of this Agreement it has acted as counsel solely on behalf of the Credit Parties and not on behalf of any of the Lenders or the Servicer; (ii) in the past it has represented one or more of the Lenders and may do so in the future with respect to matters other than the subject matter of this Agreement, which representation may be deemed to constitute a conflict of interest; (iii) it has advised each of the Lenders and the Servicer to retain separate counsel with respect to the subject matter of this Agreement; and (iv) the Illinois Code of Professional Responsibility requires SF to advise the Lenders and Servicer of this conflict of interest and to obtain the consent of the Company and of the Lenders and Servicer to SF’s representation of the Company with respect to this Agreement and future matters. By execution of this Agreement each Lender consents (and by execution of the Note Administration and Security Agreement, the Servicer consents) to SF’s representation of the Credit Parties as aforesaid and further acknowledges and agrees that in the event of a dispute in the future between any Credit Party and any of the Lenders, each of the Lenders agrees that it will not take any action to preclude SF from representing any Credit Party in the future.

8.8  Effect of Amendment or Waiver. Each Lender acknowledges that by the operation of Section 8.7 hereof, each of the Servicer and the Majority Note Holders will have the right and power to diminish or eliminate all rights of such Lender under this Agreement and each Note and each Warrant issued to such Lender, including but not the right to release collateral and liens associated therewith and to subordinate the Loans to any subsequent financing to the Co-Borrowers or any of them.

8.9  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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8.10  Exculpation Among Lenders. Each Lender acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Credit Parties. Each Lender agrees that no other Lender nor the respective controlling persons, officers, directors, partners, agents, stockholders or employees of any other Lender shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Securities.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

13

IN WITNESS WHEREOF, the parties have executed this CGSI 2-Year Term Note Purchase Agreement as of the date first above written.

COMPANY:	LENDERS:

CAPITAL GROWTH SYSTEMS, INC.
[Signature]

By:
Its:	[Print Name]

Amount:
CO-BORROWERS:(1)	$ (Cash); or
$ Existing Note Principal(2)
20/20 TECHNOLOGIES, INC.	$ Accrued Interest to Closing
20/20 TECHNOLOGIES I, LLC	(to be completed by Company)
MAGENTA NETLOGIC, LIMITED
FRONTRUNNER NETWORK SYSTEMS, CORP.	Address:
CENTREPATH, INC.
GLOBAL CAPACITY GROUP, INC.

By:
[Signature]

(1)	Authorized signatory on behalf of each of the Co-Borrowers.

(2)
Unless otherwise designated in the space below, all accrued interest on Existing Note through the Initial Closing Date shall be added to the principal amount of the Lender’s Loan and evidenced by Company on the Note. Please pay over all accrued interest through Closing to Lender.   _________ [INITIALS] (If blank, then interest should be added to Note Subscription Amount.)

14

EXHIBIT A

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF OR IN CONNECTION HEREWITH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED UNDER ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (B) AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT, OR (C) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), IN EACH OF CASES (A) THROUGH (C) IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

CGSI 2-YEAR TERM PROMISSORY NOTE

$	______________________________	______________, 200__

FOR VALUE RECEIVED, Capital Growth Systems, Inc., a Florida corporation (“Company”), 20/20 Technologies, Inc., a Delaware corporation, 20/20 Technologies I, LLC, a Delaware limited liability company, Magenta NetLogic, Limited, a corporation formed under the laws of England, Frontrunner Network Systems Corp., a Delaware corporation, CentrePath, Inc., a Delaware corporation and Global Capacity Group, Inc., a Texas corporation (Company, together with all of the other entities named above are referred to collectively, as “Co-Borrowers,” and individually each as a “Co-Borrower”), hereby promise to pay to the order of ___________________________________________________(the “Lender”), the principal sum of __________________________________________ ($__________), together with interest thereon from the date of this Promissory Note (the “Note”). Simple interest shall accrue on the principal balance of this Note at twelve percent (12%) per annum. The principal and accrued interest shall be due and payable by the Borrower 24 months following the initial date of issuance of equity units pursuant to the Company’s November 14, 2006 private placement memorandum, as supplemented from time to time (the “Maturity Date”). Following the Maturity Date, the principal balance of this Note shall bear simple interest at fifteen percent (15%) per annum.

This Note is one of the Notes issued pursuant to the CGSI Term Note Purchase Agreement dated as of January 12, 2007, pursuant to which this form of Note is attached as an exhibit (“Purchase Agreement”), and capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1. Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal. Prepayment may be made in whole or part without penalty, and the Company shall fund prepayments as provided for in the Purchase Agreement. In connection with the delivery, acceptance, performance or enforcement of this Note, each Co-Borrower hereby waives demand, notice, presentment, protest, notice of dishonor and other notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice. Each Co-Borrower agrees to pay all amounts under this Note without offset, deduction, claim, counterclaim, defense or recoupment, all of which are hereby waived. Notwithstanding anything to the contrary contained herein in the event that all of the capital stock or limited liability interests of a Co-Borrower other than Company are sold to any person or entity with the consent of the Servicer or the Majority Note Holders, then following such sale, such entity shall be deemed to have ceased being a Co-Borrower hereunder and shall have no further liability or obligations with respect to this Note.

2. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

3. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Co-Borrowers may not assign their obligations under this Note without the written consent of the Servicer or Majority Note Holders and the Lender may not, without the written consent of the Company (which shall not be unreasonably withheld), assign all or any portion of this Note to any person or entity. Any transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee, who agrees in writing in form satisfactory to Lender to be bound by the terms of the Purchase Agreement. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Co-Borrowers and any other Lenders.

4. Officers and Directors not Liable. In no event shall any officer or director of any Co-Borrower or Servicer be liable for any amounts due and payable pursuant to this Note.

5. Expenses. Each Co-Borrower hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note (“Costs”) in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise. Each Co-Borrower agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

6. Governing Law. This Note shall be governed by and construed under the laws of the State of Illinois as applied to other instruments made by Illinois residents to be performed entirely within the State of Illinois. Any dispute with respect to this Note shall be litigated in the state or federal courts situated in Cook County, Illinois.

7. Approval. Each Co-Borrower hereby represents that it has approved the Co-Borrower’s execution of this Note based upon a reasonable belief that the principal provided hereunder is appropriate for the Co-Borrower after reasonable inquiry concerning the Co-Borrower’s financing objectives and financial situation. In addition, the Co-Borrower hereby represents that it intends to use the principal of this Note primarily for the operations of its business, and not for any personal, family or household purpose.

8. Conversion.

8.1 Definitions.

(a) “Conversion Price” shall mean $100,000 per Equity Unit.

(b) “Equity Units” shall mean: (i) at any time that there is sufficient outstanding Common Stock of the Company for the conversion of principal of this Note into Common Stock (and not specifically reserved to address conversion rights or exercise rights in favor of others for Common Stock of the Company), that number of shares of Common Stock as shall equate to the quotient of the Conversion Price divided by 80% of the “Fair Market Value” per share of Company Common Stock as of the measurement date in question, provided that in no event shall the Fair Market Value be less than $0.65 per share or greater than $1.25 per share (as adjusted for events set forth in Sections 8.3 and 8.4 below). “Fair Market Value” of Common Stock of the Company shall be the value as of the date of delivery of the conversion notice in question as determined: (A) if the Common Stock of the Company is publicly traded, based upon the average closing price of the Company’s Common Stock (or if not a fixed price, then the mid point between the bid and asked price) for the last 10 trading days immediately preceding the day in which the conversion notice is delivered, or (B) if the Common Stock of the Company is not publicly traded, then the fair market value per share as determined in good faith by the Board of Directors of the Company as of the date of delivery of the conversion notice in question); and (ii) if there is insufficient authorized Common Stock outstanding to accommodate a full conversion of the principal amount of this Note to Common Stock, then the Equity Unit shall be 100 shares of convertible preferred stock of the Company, which shall be the functional equivalent of the originally issued Series AA Preferred Stock, except for the fact that the conversion ratio for said shares into Common Stock shall in the aggregate provide for that number of shares of Common Stock on an as converted basis as would result in the number of shares of Common Stock determinable pursuant to subparagraph (i) immediately above.

(c) Pipe Offering shall mean that certain offering of units pursuant to the Private Placement Memorandum of the Company dated November 14, 2006, as supplemented December 20, 2006, January 3, 2007, January 12, 2007 and as subsequently supplemented from time to time thereafter.

8.2 Conversion. Subject to the procedures provided in Section 8.3 below, the Holder of this Note has the right, at the Lender’s option, at any time from and after the date hereof through the Maturity Date of this Note, on demand, in accordance with the provisions of Section 8.2 hereof, in whole or in part, into Equity Units at $100,000 per Equity Unit

(a) Notice of Conversion. To convert this Note, the holder of this Note shall give written notice (“Conversion Notice”) to Company of its election to convert this Note to Equity Units pursuant to Section 8.2. The conversion, and all of the rights of the Lender hereof in and with respect to the Equity Units shall be effective immediately upon delivery of the Conversion Notice and surrender of this Note to Company; provided however, in the event that the Conversion Notice is delivered at a time when the Common Stock of the Company is not publicly traded, then the Holder of this Note shall have the right to withdraw the Conversion Notice within 4 business days of the Company delivering notice of the value of the Common Stock of the Company to the Holder (the date of delivery of the notice being the “Value Delivery Date”), in which event the Conversion Notice shall be deemed withdrawn; otherwise, the Conversion Notice shall be deemed effective at the end of 5 business days from the Value Delivery Date. Company shall, immediately following such conversion, deliver to such person as the Holder of this Note shall designate in the Conversion Notice a certificate or certificates for the number of securities comprising the Equity Units to which the Lender shall be entitled.

(b) Mechanics and Effect of Conversion. Upon a conversion of this Note, the Company shall be forever released from all of its obligation and liabilities under this Note related to the converted principal amount, except, the Company shall be obligated to pay the Lender, within ten (10) days after the date of such conversion, any interest accrued and unpaid to and including the date of such conversion (absent conversion of said interest to Equity Units upon mutual agreement of the parties), and no more, to the extent the Lender has not elected to convert said interest to Equity Units as provided in Section 8.2.

8.3 Subdivision or Combination of Shares of Capital Stock. If the Company at any time subdivides one or more classes of its outstanding shares of capital stock into a greater number of shares of capital stock (or units thereof), or decreases the percentage interest attributable to any shares of capital stock, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines one or more classes of its outstanding shares of capital stock into a smaller number of shares of capital stock or increases the percentage interest attributable to the shares of capital stock, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

8.4 Organic Change. Prior to the consummation of any Organic Change (as defined below), Company will make appropriate provisions to insure that the Lender will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of capital stock in Company immediately theretofore acquirable and receivable upon the conversion of this Note, such shares of stock, membership interests, partnership interests, securities or assets as such Lender would have received in connection with such Organic Change if the Lender had converted this Note immediately prior to such Organic Change. In any such case, Company will make appropriate provisions to insure that the provisions of this Section 8.4 will thereafter be applicable to this Note (including, an immediate adjustment of the Conversion Price to the value for the shares of capital stock in Company reflected by the terms of such Organic Change and a corresponding immediate adjustment in the number of shares of capital stock acquirable and receivable upon conversion of this Note, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change). The Company will not effect any such Organic Change, unless prior to the consummation thereof, the successor company resulting from such Organic Change assumes by written instrument either: (i) the obligation to deliver to Lender such shares of stock, securities or assets as, in accordance with the foregoing provisions, Lender may be entitled to acquire; or (ii) the obligation to pay to the Lender, should the Lender elect to convert this Note following such Organic Change, an amount of value equivalent to what the Lender would have received pursuant to subparagraph (i) indicated above as of the date of the Organic Change. All other terms of this Note shall remain in full force and effect following such an Organic Change. The provisions of this Section 8.4 shall similarly apply to successive Organic Changes.

As used herein, the term “Organic Change” shall mean any merger, consolidation, combination, recapitalization, reorganization, or other change in, or with respect to, the shares of capital stock in Company, including, without limitation, any amendment to the certificate of incorporation of Company which effects any such change.

IN WITNESS WHEREOF, each Co-Borrower has executed this Note on the day and year first above written.

CO-BORROWERS:

CAPITAL GROWTH SYSTEMS, INC..

By:
Its:

20/20 TECHNOLOGIES, INC.
20/20 TECHNOLOGIES I, LLC
MAGENTA NETLOGIC, LIMITED
FRONTRUNNER NETWORK SYSTEMS, CORP.
CENTREPATH, INC.
GLOBAL CAPACITY GROUP, INC.
20/20 TECHNOLOGIES, INC.
20/20 TECHNOLOGIES I, LLC

By:
[Signature](1)

(1)	Authorized Signatory on behalf of each of the above Co-Borrowers.

EXHIBIT B

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER HEREOF FOR ITS OWN ACCOUNT FOR INVESTMENT WITH NO INTENTION OF MAKING OR CAUSING TO BE MADE A PUBLIC DISTRIBUTION OF ALL OR ANY PORTION THEREOF. SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

No.	___________________	________________, 200__
Chicago, Illinois

CAPITAL GROWTH SYSTEMS, INC.
FORM OF CGSI TERM NOTE WARRANT TO PURCHASE

SERIES AA PREFERRED STOCK AT $1,000 PER PREFERRED SHARE, OR $0.45
PER COMMON SHARE ON AS CONVERTED BASIS

Void after December 31, 2009, Unless Extended

Capital Growth Systems, Inc., a Florida corporation (the “Company”), hereby certifies that, for value received, _______________________________________ (including any successors and assigns, “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time before 5:00 PM Central time, on December 31, 2009 (the “Expiration Date”), which date is subject to extension as set forth in Section 7 fully paid and nonassessable shares of the Company’s Series AA Preferred Stock (the “Warrant Shares”) under the terms set forth herein. Holder acknowledges that effective upon the filing of an amendment to the Articles of Incorporation of the Company increasing its authorized Common Stock to not less than 200,000,000 shares (the “Amendment”), each share of Series AA Preferred Stock shall automatically be converted into 2,222.2 shares of $0.0001 par value Company common stock (“Common Stock”) and for purposes of this Warrant, effective as of the filing of the Amendment, all references hereto to Warrant Shares shall be automatically amended to refer to the corresponding number of shares of Common Stock into which the shares of Series AA Preferred Stock have been converted.

1. Number of Warrant Shares; Exercise Price. This Warrant shall evidence the right of the Holder to purchase up to __________ Warrant Shares (which number of Warrant Shares will remain fixed and is not subject to any adjustment except as provided in Sections 5 and 6 below) at an initial exercise price per Warrant Share of $1,000 per share of Series AA Preferred Stock (i.e., $0.45 per share of Common Stock following the Amendment) (the “Exercise Price”), subject to adjustment as provided in Sections 5 and  6 below.

2. Definitions. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Common Stock” shall mean the common stock, par value $0.0001 of the Company.

(b) The term “Company” shall mean Capital Growth Systems, Inc., a Florida corporation, and shall include any company which shall succeed to or assume the obligations of the Company hereunder.

(c) The term “Corporate Transaction” shall mean (i) a sale, lease transfer or conveyance of all or substantially all of the assets of the Company; (ii) a consolidation of the Company with, or merger of the Company with or into, another corporation or other business entity in which the stockholders of the Company immediately prior to such consolidation or merger own less than 50% of the voting power of the surviving entity immediately after such consolidation or merger; or (iii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and/or an effective change of the number of issued and outstanding shares of the Company (i.e., reverse or forward split), and further including any of the issuances of capital stock with respect to any of the transactions contemplated in the Memorandum.

(d) The term “Memorandum” shall mean the private placement memorandum dated November 14, 2006 of the Company, as supplemented on December 21, 2006, January 3, 2007, January 12, 2007 and as amended from time to time.

(e) The term “Offering Warrants” shall mean this Warrant and each other warrant issued to purchasers of Notes pursuant to the CGSI Term Note Purchase Agreement, to which this form of Warrant is attached as an Exhibit.

3. Exercise Date; Expiration. Subject to the terms hereof, this Warrant may be exercised by the Holder at any time or from time to time before the Expiration Date (the “Exercise Period”).

4. Exercise of Warrant; Partial Exercise. This Warrant may be exercised in full by the Holder by surrender of this Warrant, together with the Holder’s duly executed form of subscription attached hereto as Exhibit A, to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, of the aggregate exercise price (as determined above) of the number of Warrant Shares to be purchased hereunder. The exercise of this Warrant pursuant to this Section 4 shall be deemed to have been effected immediately prior to the close of business on the business day on which this Warrant is surrendered to the Company as provided in this Section 4, and at such time the person in whose name any certificate for Warrant Shares shall be issuable upon such exercise shall be deemed to be the record holder of such Warrant Shares for all purposes. As soon as practicable after the exercise of this Warrant, the Company at its expense will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates for the number of fully paid and nonassessable full shares of Warrant Shares to which the Holder shall be entitled on such exercise, together with cash, in lieu of any fraction of a share, equal to such fraction of the current fair market value of one full Warrant Share as determined in good faith by the board of directors of the Company and as set forth in Section 7, and, if applicable, a new warrant evidencing the balance of the shares remaining subject to the Warrant.

5. Weighted Average Anti-Dilution Price Protection. The purchase price of Warrant Shares or any shares of stock or other securities which may be issuable upon the exercise of this Warrant shall be subject to adjustment from time to time, as follows:

(a) “New Securities” shall mean any Common Stock or preferred stock of Company issued during the term of this Warrant, whether now authorized or not, and rights, options or warrants to purchase said Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible into said Common Stock or preferred stock (including but not limited to convertible debt or any other instrument exercisable for or convertible into Common Stock); provided, however, that “New Securities” does not include (i) any securities issued or issuable pursuant to any of the notes, options, warrants or other securities outstanding as of the date of the closing of the offering pursuant to the Memorandum, including all Offering Warrants; (ii) up to 5,000,000 shares of Common Stock issued pursuant to the stock option plan contemplated in the Memorandum; any stock option plan maintained by Company; or (iii) shares of Company's Common Stock issued in connection with any stock split, stock dividend, or recapitalization by Company.

(b) In the event that Company issues New Securities for a consideration of less than $0.45 per share of Common Stock (on an as converted to Common Stock basis, as adjusted per this Section 5 hereof) (the “Original Purchase Price”), or if the Original Purchase Price shall have been adjusted hereunder, and the Company issues New Securities for a purchase price below the adjusted Purchase Price, then the then-current Purchase Price shall be adjusted downward to a price determined by dividing

(i) the sum of (w) the Purchase Price in effect before the issuance of such New Securities multiplied by the number of shares of the Company’s Common Stock then issued and outstanding plus the number of shares of Company preferred stock then issued as converted into shares of Common Stock (including shares of Common Stock reserved pursuant to the issued Offering Warrants) immediately prior to the issuance of such New Securities and (x) the consideration, if any, received by or deemed to have been received by the Company on the issue of such New Securities by:

(ii) the sum of (y) the number of shares of the Company’s Common Stock then issued and outstanding plus the number of shares of the Company’s preferred stock then issued as converted into shares of Common Stock (including shares of Common Stock reserved pursuant to the issued Offering Warrants) immediately prior to the issuance of such New Securities and (z) the number of Additional Shares of Common Stock issued or deemed to have been issued in the issuance of such New Securities.

(c) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid.

(d) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Company’s board of directors consistent with its fiduciary duties irrespective of any accounting treatment.

(e) The Company will not by reorganization, transfer of assets, consolidation, merger, dissolution, or otherwise, avoid or seek to avoid observance or performance of any of the terms of this Section 5, but will at all times in good faith assist in the carrying out and performance of all provisions of this Section 5 in order to protect the rights of the Holder against impairment.

6. Adjustments to Number of Warrants and Conversion Price. The number and kind of Warrant Shares or any shares of stock or other securities which may be issuable upon the exercise of this Warrant and the exercise price hereunder shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(a) Splits and Subdivisions. In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Series AA Preferred Stock (or following the Amendment, of the Common Stock) or the determination of the holders of Series AA Preferred Stock (or following the Amendment, of the Common Stock) entitled to receive a dividend or other distribution payable in additional shares of Series AA Preferred Stock (or following the Amendment, of the Common Stock) or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Series AA Preferred Stock (hereinafter referred to as the “Series AA Preferred Stock Equivalents”) (or following the Amendment, of the Common Stock, with the entitlement for the holder thereof to receive directly or indirectly, additional shares of Common Stock, hereinafter referred to as the “Common Stock Equivalents”) without payment of any consideration by such Holder for the additional shares of Series AA Preferred Stock (or following the Amendment, of the Common Stock) or Series AA Preferred Stock Equivalents, (or following the Amendment, of the Common Stock Equivalents), then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased and the number of Warrant Shares for which this Warrant is exercisable shall be appropriately increased in proportion to such increase of outstanding shares.

(b) Combination of Shares. If the number of shares of Series AA Preferred Stock (or following the Amendment, of the number of shares of Common Stock) outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Series AA Preferred Stock (or following the Amendment, of the number of shares of Common Stock), the Exercise Price shall be appropriately increased and the number of Warrant Shares for which this Warrant is exercisable shall be appropriately decreased in proportion to such decrease in outstanding shares.

(c) Reclassification or Reorganization. If the Warrant Shares issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a split, subdivision or stock dividend provided for in Section 6(a) above or a combination of shares provided for in Section 6(b) above, or a reorganization, merger or consolidation provided for in Section 6(d) below, then and in each such event the Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, to which a holder of the number of Warrant Shares issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

(d) Merger or Consolidation. If at any time or from time to time there shall be a capital reclassification or reorganization of the Warrant Shares or a Corporate Transaction (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) of the Company, then as a part of such reorganization or Corporate Transaction, adequate provision shall be made so that the Holder shall thereafter be entitled to receive upon the exercise of this Warrant, the number of shares of stock or other securities or property of the Company, resulting from such reorganization, recapitalization or Corporate Transaction to which a holder of the number of Warrant Shares issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization or Corporate Transaction. In any such case, the Company will make appropriate provision to insure that the provisions of this Section 6(d) hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any such Corporate Transaction unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Corporate Transaction or the corporation purchasing or acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph 6(d) shall similarly apply to successive reorganizations, reclassifications, or Corporate Transactions. Notwithstanding anything to the contrary contained herein, in the event at least 30 days prior to the closing of the reorganization or Corporate Transaction the Company receives the written consent from holders of Offering Warrants outstanding which represent the right to purchase eighty-five percent (85%) of the shares of Common Stock purchasable under the Offering Warrants (the “Offering Warrant Majority”) that all Offering Warrants shall be cancelled effective as of the closing of the reorganization or Corporate Transaction, then provided the Company provides notice to the Holder of this Warrant at least 20 days prior to the closing of such reorganization or Corporate Transaction of such approval, then effective upon the closing of such reorganization or Corporate Transaction, this Warrant shall be cancelled. For purposes hereof, “Offering Warrants” shall mean the warrants issued pursuant to offering of up to $10,000,000 of original instrument pursuant to the CGSI Term Note Purchase Agreement pursuant to which this form of warrant is attached as an exhibit.

(e) Notice of Record Dates; Adjustments. In the event of a Corporate Transaction, the Company shall provide to the Holder twenty (20) days advance written Notice of such Corporate Transaction. The Company shall promptly notify the Holder in writing of each adjustment or readjustment of the Exercise Price hereunder and the number of Warrant Shares issuable upon the exercise of this Warrant. Such Notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based, as well as whether this Warrant will be cancelable as specified above.

7. Registration Rights. The Company hereby agrees to provide to Holder registration rights, with respect to all shares of Common Stock issuable upon exercise of this Warrant or conversion of the Warrant Shares issued upon the exercise of this Warrant, to the registration rights set forth in the Registration Rights Agreement, in the form included in the Memorandum, as may be amended or supplemented from time to time, the terms of which are hereby incorporated by this reference, with the same force and effect as if specifically set forth herein, and failing to register the shares underlying this Warrant, the Company will use its best efforts to register the shares underlying this Warrant as soon as reasonably practicable thereafter (subject to cutback on a pro rata basis with respect to any other persons holding the right to have shares available for resale registered, but subordinated to any registration rights that may exist in favor of any purchasers in a secondary distribution by the Company). In addition, in the event that the Company has failed or expects to fail to register the shares of Common Stock underlying this Warrant by the Expiration Date, then the Expiration Date shall be automatically extended until delivery by the Company to the Warrant holder of a Notice of Warrant Extension, which notice may be delivered at any time on or after December 31, 2008, indicating the Company’s election to extend the Expiration Date until: (a) 365 days following the date of such Notice of Warrant Extension, if at the date of such notice an effective registration statement covering the resale of shares of Common Stock issuable upon exercise of this Warrant is in effect; or (b) until 365 days following the date of such Notice of Warrant Extension, if the Company states in the notice that it has elected to add the following cashless exercise provision to the Warrant, irrespective of whether the shares of Common Stock issuable upon exercise of the Warrant are registered or are anticipated to be registered:

(a) Upon execution of the cashless exercise of the shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of fully paid and nonassessable Warrant Shares computed using the following formula:

X =  Y (A - B)
A

Where:	X =	the number of shares of Warrant Shares to be delivered to the Holder;

	Y =	the number of Converted Warrant Shares;

A =	the fair market value of one Warrant Share on the Conversion Date (as defined below); and

B =	the Exercise Price (as adjusted to the Conversion Date).

(b) No fractional shares shall be issuable upon cashless exercise of the Warrant, and if the number of shares to be issued, determined in accordance with the foregoing formula, is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as defined below).

(i) Method of Exercise. The Holder may execute the cashless exercise by the surrender of this Warrant at the principal office of the Company together with a written statement specifying that the Holder thereby intends to execute a cashless exercise and indicating the total number of shares under this Warrant that the Holder is exercising through the cashless exercise. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”). Certificates for the shares issuable upon execution of the cashless exercise shall be delivered to the Holder within three business days following the Conversion Date.

(ii) Determination of Fair Market Value. For purposes of this Section 7, fair market value of a Warrant Share on the Conversion Date shall be determined as follows:

(1) If the Common Stock is traded on a stock exchange or the Nasdaq Stock Market (or a similar national quotation system), the fair market value of a Warrant Share shall be deemed to be the average of the closing selling prices of the Common Stock on the stock exchange or system determined by the Board to be the primary market for the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are officially quoted in the composite tape of transactions on such exchange or system;

(2) If the Common Stock is traded over-the-counter, the fair market value of a Warrant Share shall be deemed to be the average of the closing bid prices (or, if such information is available, the closing selling prices) of the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system; and

(3) If there is no public market for the Common Stock, then the fair market value of a Warrant Share shall be determined by the board of directors of the Company in good faith, and, upon request of the Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 15 days after such request, notify the Holder of the Fair Market Value per share of Common Stock.

8. Replacement of Warrants. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver to the Holder, in lieu thereof, a new Warrant of like tenor.

9. No Rights or Liability as a Stockholder. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder as a stockholder of the Company.

10. No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant but will at all times carry out all such terms and take all such action as may be reasonably necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment, subject to any amendment or waiver as permitted pursuant to Section 11(e).

11. Miscellaneous.

(a) Transfer of Warrant. The Holder agrees not to make any disposition of this Warrant, the Warrant Shares or any rights hereunder without the prior written consent of the Company. Any such permitted transfer must be made by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto as Exhibit B to any such permitted transferee. As a condition precedent to such transfer, the transferee shall sign an investment letter in form and substance satisfactory to the Company. Subject to the foregoing, the provisions of this Warrant shall inure to the benefit of and be binding upon any successor to the Company and shall extend to any holder hereof.

(b) Titles and Subtitles. The titles and subtitles used in this Warrant are for convenience only and are not to be considered in construing or interpreting this Warrant.

(c) Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Warrant shall be in writing and shall be effective and deemed delivered to such party under this Warrant on the earliest of the following: (a) the date of personal delivery; (b) two (2) business days after transmission by facsimile, addressed to the other party at its facsimile number, with confirmation of transmission; (c) four (4) business days after deposit with a return receipt express courier for United States deliveries; or (d) five (5) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to such party at the address set forth on the signature page hereto, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto. Notices to the Company will be marked “Attention: Chief Financial Officer.”

(d) Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

(e) Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of either: (i) the Holder and the Company; or (ii) the Offering Warrant Majority and the Company. Any amendment or waiver effected in accordance with this Section 11(e) shall be binding upon the Holder of this Warrant (and of any securities into which this Warrant is convertible), each future holder of all such securities, and the Company.

(f) Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(g) Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without giving effect to its conflicts of laws principles.

(h) Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this CGSI Term Note Warrant to be executed by its duly authorized officer as of the date first written above.

CAPITAL GROWTH SYSTEMS, INC.

By:
Name:
Title:

HOLDER NAME:

Address:

EXHIBIT A

FORM OF SUBSCRIPTION OF CGSI TERM NOTE $0.45 WARRANT

(To be signed only on exercise of Warrant)

To:	CAPITAL GROWTH SYSTEMS, INC.

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase _____ shares of the Series AA Preferred Stock or _____ shares of Common Stock (following conversion of Series AA Preferred Stock to Common Stock) covered by such Warrant and herewith makes payment of $ _________, representing the full purchase price for such shares at the price per share provided for in such Warrant.

Please issue a certificate or certificates representing ________ shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

Dated:
(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

(Print Name)

Address:

B-A-1

EXHIBIT B

FORM OF ASSIGNMENT OF $0.45 WARRANT

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)

Address:
(Street)

	(City)	(State)	(Zip Code)

Date:

Holder’s Signature:

Holder’s Address:
(Street)

	(City)	(State)	(Zip Code)

NOTE: The signature to this Form of Assignment must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

B-B-1

EXHIBIT C

CGSI 2-YEAR TERM NOTE ADMINISTRATION AND SECURITY AGREEMENT

THIS CGSI 2-YEAR TERM NOTE ADMINISTRATION AND SECURITY AGREEMENT dated as of January 11, 2007, is by and among Capital Growth Systems, Inc., a Florida corporation (“Company”), 20/20 Technologies, Inc., a Delaware corporation (“2020, Inc.”), 20/20 Technologies I, LLC, a Delaware limited liability company (“2020 LLC”), Magenta NetLogic, Limited, a corporation formed under the laws of England (“Magenta”), Frontrunner Network Systems Corporation, a Delaware corporation (“Frontrunner”), CentrePath, Inc., a Delaware corporation (“CentrePath”) and Global Capacity Group, Inc., a Texas corporation (“Global”—together with 2020, Inc., 20/20, LLC, Magenta, Frontrunner and CentrePath—hereinafter collectively referred to as the “Credit Parties” and the Credit Parties together with Company are hereinafter collectively referred to as “Debtors” and each individually referred to as a “Debtor”), CGSI Term Note Servicer, Inc., an Illinois corporation (“Servicer”) and each holder of a CGSI Term Note (each a “Note” and collectively, the “Notes,” and the holder of each Note being a “Holder” and collectively, the “Holders”) issued pursuant to the form of CGSI 2-Year Term Note Purchase Agreement dated as of January 12, 2007 (“Purchase Agreement”) among Debtors and the purchasers executing counterpart copies thereof.

RECITALS:

A. Credit Parties are in need of term note financing to be funded by the Holders to Company on behalf of itself and the Credit Parties, in accordance with the terms of the Purchase Agreement, the proceeds of which will be used by Company (or to the extent previously funded and evidenced by existing promissory notes which have been assigned to the Company as part of the Purchase Agreement, with an assignment to the Holders of the rights securing the Notes) to fund the working capital needs of Credit Parties. The obligations of Debtors with respect to the Purchase Agreement are collectively referred to as the “Obligations,” which shall be secured by the security interest granted herein in the assets of the Credit Parties. On or about the date of the initial funding of the Obligations, the Credit Parties shall close the initial funding of a senior credit facility with Hilco Finance, LLC as administrative agent for itself and others who may participate with it and their respective assigns (“Hilco”), to be evidenced by a form of credit agreement (“Credit Agreement”) which shall include a subordination agreement to be executed by each of the Holders (the “Hilco Subordination Agreement”), to which each of the Holders has consented and is a party. If during the term of the Notes evidencing the Obligations the Holders are required (in the good faith opinion of the Company) to enter into an amendment to the Hilco Subordination Agreement or into a new subordination agreement with one or more persons or entities providing or proposing to provide the primary senior secured financing to the Company, each such amended or new subordination agreement so proposed is referred to herein as a “Subordination Agreement,” with the senior lender(s) providing such financing being hereinafter sometimes referred to each as a “Senior Lender”).

B. The parties desire to enter into this Agreement to set forth the terms and conditions governing the Obligations and related transactions (the “Transactions”), and further to confirm acknowledgment that the Notes shall be secured by substantially the same Collateral, and be subject to administration as provided by the Servicer on behalf of all of the Holders pro rata in accordance with the Obligations, expressly subject to the Hilco Subordination Agreement. Servicer has been formed to act as collateral agent on behalf of all the Holders as set forth below.

NOW, THEREFORE, in consideration of the foregoing, and for the covenants and agreements contained herein, the parties hereto agree as follows:

1. Recitals. The recitals set forth above are incorporated by reference herein and made a part herewith as if fully rewritten.

2. Loan to Credit Parties. Simultaneously with the execution of each counterpart to the Purchase Agreement, the Holder signing such counterpart shall loan the sum set forth below Holder’s signature on the signature page thereof for an amount agreed to between that Holder and Company (on behalf of the Credit Parties), and with the sum set forth as to each Holder on the Purchase Agreement constituting that Holder’s “Loan” to the Credit Parties, and all of which are collectively referred to as the “Loans.

3. Grant of Security Interest.

(a) As security for the Obligations, each Debtor hereby assigns to the Holders and grants to the Holders a continuing security interest in the following assets, whether now owned or hereafter existing or acquired by any of the Debtors to the extent owned by the Debtor in question (collectively, the “Collateral”): all assets of the Debtor of every nature and kind, including but not limited to its equipment, accounts receivable and contract rights and all proceeds therefrom.

(b) The security interest of each Holder under this Agreement extends to all Collateral of the kind which is the subject of this Agreement. By counterpart execution hereof, each Holder hereby appoints Servicer to act as his, her or its collateral agent with respect to the Collateral called for hereunder and with respect to the enforcement of the rights of the Holders as more fully set forth below, with any such action taken to be taken on behalf of all of the Holders on a pro rata basis based upon the percentage of total Obligations owing to each of the Holders from time to time (the percentage as to each Holder being the Holder’s “Ownership Percentage”). All references herein to “Servicer” shall include the Servicer named above or any successor person or entity appointed by written consent signed by Holders holding a majority of the outstanding unpaid principal with respect to the Notes from time to time (such majority in interest being the “Majority Holders” and each such successor being named by the Majority Holders hereinafter sometimes referred to as a “Successor Servicer”), and in the event the Servicer ceases to serve for any reason and there is no Successor Servicer, then all actions to be taken by Servicer on behalf of the Holders shall be valid if taken at the direction of the Majority Holders, which action shall be binding upon all of the Holders if taken by a duly appointed Servicer, Successor Servicer or the Majority Holders.

(c) Each Debtor hereby authorizes the Servicer on behalf of the Holders to file such Uniform Commercial Code financing statements and such other public or private filings as the Servicer (including a Debenture in the UK with respect to Magenta) deems necessary and proper to: (i) evidence or perfect the Holders’ security interest in the Collateral, including but not limited to, such filings as the Servicer deems necessary and proper to file with the Offices of the Secretary of State of the States of Florida, Delaware and Texas (and the comparable regulatory authority in the UK); (ii) modify the security interest in favor of the Holder, terminate said security interest in whole or part and release the collateral securing the same in whole or part. Each Debtor hereby grants to Servicer (and any Successor Servicer as called for hereunder) an irrevocable power of attorney to execute any of the documents referenced in this Section 3(c) in the name, place and stead of such Debtor, as Holder deems necessary and proper. This power of attorney is coupled with an interest.

4. Debtor Covenants. From and after the date hereof and so long as any amount remains unpaid on any of the Notes, except to the extent compliance in any case or cases is waived in writing by the Holder, each Debtor hereby covenants and agrees with Servicer on behalf of each of the Holders as follows:

(a) Servicer and each Holder or their respective designees shall at all reasonable times have full access to, and the right to audit, check, inspect and make abstracts and copies from such Debtor’s books, records and audits. Servicer, each Holder and their respective designees shall keep all such information obtained from each Debtor and Servicer confidential.

(b) Each Debtor will at any times and from time to time upon request of Servicer take or cause to be taken any action and execute, acknowledge, deliver or record any further documents, opinions, security agreements or other instruments which Servicer in its reasonable discretion deems necessary or appropriate to carry out the purposes of this Agreement and to preserve, protect and perfect the security intended to be created and preserved in the Collateral and to establish, preserve and protect the security interest of Holders in and to the Collateral. The Holders acknowledge that: (i) the security interest in favor of the Debtors is expressly subordinate to the security interest in favor of any senior lender to any of Debtors as evidenced by the Hilco Subordination Agreement and any subsequent Subordination Agreement and (ii) certain of the Debtors have acquired equipment which is subject to one or more financing statements in favor of the original seller of or a financier or lessor of the equipment, where such equipment is subject to a prior lien, all of which shall be deemed to constitute permitted prior liens.

(c) Except as set forth in Section 3(d), above or as otherwise permitted by Servicer or by Holders by written consent of Majority Holders, each Debtor shall not sell, transfer, convey or otherwise dispose of any of the Collateral or any of the assets of Debtors other than: (i) dispositions of inventory in the ordinary course of business or the assets referenced in Section 4(b) immediately above; or (ii) dispositions consented to by any Senior Lender.

5. Default. Any one of the following shall constitute an Event of Default hereunder:

(a) Any of the Debtors fails to make a payment when due under any Note;

(b) Any of the Debtors fails to timely perform or observe any term, covenant or agreement contained in this Agreement or the CGSI 2-Year Term Note Purchase Agreement;

(c) Any representation or warranty made by any Debtor herein is false in any material respect on the date hereof;

(d) Any Debtor suspends the operation of its business (provided however that to the extent a Debtor presently acts as a holding company, then its business shall be deemed to constitute a holding company business), except to the extent that the suspension of such business would not have a material adverse effect upon the Company’s business as a whole;

(e) Any Debtor becomes the subject of state insolvency proceedings, or makes an assignment for the benefit of creditors; or a receiver, trustee, custodian or other similar official is appointed for, or takes possession of any substantial part of the property of any Debtor and such proceeding or appointed receiver, trustee, custodian or other appointment remains in place for 30 days following such action or appointment; or

(f) Any Debtor takes corporate action to authorize such organization to become the subject of proceedings under the United States Bankruptcy Code or the execution by any Debtor of a petition to become a debtor under the United States Bankruptcy Code or the filing of any involuntary petition against any Debtor under the United States Bankruptcy Code which remains undismissed for a period of 30 days; or the entry of an order for relief under the United States Bankruptcy Code against any Debtor.

(g) Whenever an Event of Default shall be existing hereunder, Servicer on behalf of Holders may exercise from time to time any rights and remedies available to any Holder under applicable law. Any notification of and intended disposition of any of the Collateral required by law shall be deemed reasonable if properly given at least twenty (20) days before such disposition. Any proceeds of any disposition by Servicer on behalf of the Holders of the Collateral may be applied by Servicer to the payment of expenses in connection with the Collateral, including reasonable attorneys' fees and legal expenses of Servicer, and any balance of such proceeds may be applied by Servicer toward the payment of the Notes, pro rata among the Holders in accordance with the Ownership Percentages (i.e., the relative outstanding principal amounts of the varying Notes).

Each Debtor hereby appoints Servicer its true and lawful attorney in fact, irrevocably, with full power after the occurrence of an Event of Default and with full power with respect to any proposed amendment to the CGSI 2-Year Term Note Purchase Agreement or any of the agreements contemplated therein, including but not limited to this Agreement: to: (i) act, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due or to become due to such Debtor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any actions or institute any proceedings which Servicer may deem to be necessary or advisable in the premises, which appointment as attorney is coupled with an interest; (ii) execute such amendments to the CGSI 2-Year Term Note Purchase Agreement or any of the agreements contemplated therein, including but not limited to this Agreement, provided such proposed amendment is approved by the Majority Holders; (iii) modify and/or release the Collateral securing the Obligations; and (iv) execute such forms of Subordination Agreement, waivers, consents and other documentation required by the Senior Lender as a condition precedent to its continued extension of credit to any of the Debtors.

6. Specific Rights and Obligations of Servicer.

(a) Appointment of Servicer. Holders appoint Servicer to act as their attorney in fact to take all actions to enforce the rights of the Holders under the Notes, including, without limitation, the institution of and prosecution of lawsuits and taking all other actions relating to the enforcement of the Holders’ rights. Servicer shall maintain a list of Holders outstanding from time, which Servicer shall append hereto in counterpart as Exhibit A.

(b) Default Under Notes and Amendments. Upon Servicer’s receipt of: (i) a notice from a Holder (which may be an Affiliate of Servicer) or from Company that Company or any of the other Debtors has defaulted in its obligations under any of the Notes or this Agreement, which default is not timely cured, or (ii) any request by any of the Debtors to amend the CGSI 2-Year Term Note Purchase Agreement or any of the agreements contemplated therein, including but not limited to this Agreement, then the Servicer shall promptly send written notice to each of the Holders of the Notes which describes the nature of the default or the proposed amendment(s). Such notice shall also include one or more possible courses of action to be pursued in connection with such default or proposed amendment(s), which action may include but not be limited to any of the following: (i) extension of due date and/or payment date with respect to the Notes; (ii) release of some or all of the Collateral; (iii) subordination of Notes; (iv) other modifications to Notes’ terms; (v) conversion of Notes to equity; or (vi) increase the amount of maximum amount of loans to be funded pursuant to the CGSI 2-Year Term Note Purchase Agreement. The Servicer shall take the action which is approved in writing by the Majority Holders; provided, however: (i) the Servicer need not take any proposed action unless it receives from the Holders a sufficient advance payment (pro rata based on the principal balance of outstanding Notes) against prospective fees to render it comfortable in undertaking such action. Should any Holder not pay the Holder’s proportionate share of any Servicer fee assessment, then such Holder shall nonetheless be liable therefor (on a nonrecourse basis, to the extent of the value of the Holder’s Note) and further directs the Company and Servicer to deduct and pay over to the Servicer, together with interest at twelve percent (12%) per annum, such amount from the next proceeds payable to such Holder with respect to the Holder’s Note; and (ii) the Servicer may take such action as Servicer deems necessary and proper prior to receipt of the consent of the Majority Holders if Servicer in good faith believes that the necessary action must be taken on an emergency basis to protect the interests of the Holders and that the Servicer will be unable to obtain the requisite consent on a timely basis necessary to enable it to act in the best interests of the Holders.

(c) Compensation of a Servicer. In consideration for performing its duties under this Agreement, the Company agrees to pay Servicer in the case of a default, a fee equal to Servicer’s employees’ or independent contractors’ regular hourly rates which Servicer may charge for services plus reimbursement for all out-of-pocket costs including fees and expenses of attorneys and other associated professionals as may be retained by Servicer for purposes of providing its services. The Holders direct the Company and Servicer to deduct and pay over to Servicer and its associated service providers any amounts payable by the Holders from the first proceeds otherwise payable to each Holder to the extent such Holder has not advanced his pro rata share thereof to Servicer.

(d) Written Direction Upon Majority Holders. In carrying out its duties under this Agreement, the Servicer shall abide by the direction of the Majority Holders and not in number of the Holders. Unless the direction from the Majority Holders indicates otherwise, a direction to the Servicer to enforce the rights of the Holders under the Notes or this Agreement shall authorize the Servicer to pursue, or elect not to pursue, one or more remedies as the Servicer, in its sole discretion, shall determine. The Holders acknowledge that the Servicer’s affiliates may hold a majority-in-interest of the Notes individually or in concert with a minority of the remaining Holders, which may provide Servicer the ability to determine the cause of action in question. The parties further acknowledge that any net proceeds after costs and expenses that are realized with respect to collection of the Notes shall be allocated pro rata among all Holders based upon the outstanding sums due to them from time to time with respect to the Notes.

(e) Voting. Except as expressly set forth above, all actions and votes of the Holders required or permitted under the terms of this Agreement or the Notes shall be conducted pursuant to either written consent by the Majority Holders or a vote per the following terms and provisions:

(i) The Holder of each Note shall have the right to cast the number of votes determined by dividing the outstanding principal balance of the Note of such Holder by 1,000.

(ii) All votes of the Holders shall be taken with or without a meeting, as determined by the Servicer. In connection with each vote (where written consent is not sought by Servicer), the Servicer shall provide each Holder the following:

(1) a ballot providing for each Holder to cast the Holders’ number of votes for or against each matter being voted upon;

(2) a statement that each Holder’s ballot must be received by the Servicer within fifteen (15) days from the date on which such ballots are deposited in the United States mail, postage prepaid, or otherwise delivered to the Holders (which delivery may include by email transmission to the last known email address of the Holder); and

(3) an envelope self-addressed to the Servicer (in the event the ballot is being provided other than pursuant to email).

(iii) All ballots must be returned to the Servicer not later than the date indicated above. Ballots received after such fifteen (15) day period shall be considered void.

(iv) No later than ten (10) days after the date indicated on the ballot pursuant to Section 6(e)(ii(2) above the Servicer shall count the votes. All votes returned or received after the fifteen (15) day period shall not be counted. The Servicer shall, within ten (10) days after tallying the votes, notify the Holders of the outcome of said vote by written notice. Notwithstanding the foregoing, if holders of a Majority-in-Interest of the Holders’ Notes approve a proposed course of action, the Servicer may take such action immediately and need not wait until subsequent votes are tallied.

(v) Should a deadline fall on a weekend or holiday, the applicable time period shall be extended to the end of the next business day.

7. Amendment to Notes, Security Agreement. In addition to the enforcement actions referenced above, each Holder agrees that either the Servicer (subject to due authorization as set forth above) or the Majority Holders of the Notes shall have the right to act on behalf of each Holder:

(a) to modify the terms of all the Notes, which modifications include but are not limited to extension of the due date of the Notes, modification of the interest called for thereunder or the conversion to equity of the Notes or any portion thereof;

(b) to modify the term of the this Agreement, including coverage and for release of the Collateral therefor or modify the terms of the Purchase Agreement; and

(c) to enter into such forms of subordination agreement or standstill agreement as the Servicer deems necessary and proper. By execution of this Agreement, each Holder grants to Servicer and its officers (each an “Attorney”) an irrevocable power of attorney to execute in such Holder’s name, place and stead any document said Attorney deems necessary and proper to carry out the purpose or intent of this Agreement or any actions contemplated hereunder, including but not limited to each of :

(i) any future amendments to the Notes, this Agreement or the CGSI 2-Year Term Note Purchase Agreement or any other agreement contemplated thereunder;

(ii) any intercreditor agreement or Subordination Agreement they deem necessary and proper;

(iii) any amendments to any of the foregoing;

(iv) such form of UCC-3 amendment or termination to financing statement and such form of comparable document or notice filing and such form of debenture as necessary to perfect the Holder’s security interest in the Collateral to the extent applicable to a Debtor (including such forms of documents necessary to perfect the collateral interests of the Holders in the assets of Magenta in the UK); and

(v) any release or modification of the Collateral.

8. Notices. All notices required or permitted to be given hereunder shall be given in writing and may be delivered personally to the person to whom it is authorized to be given, or sent by registered, certified or first class mail, postage paid, addressed as follows (or such other address as the party entitled to notice shall provide to the other parties hereto from time to time):

To the Servicer or any Debtor:	c/o Capital Growth Systems, Inc. Attention: Thomas G. Hudson, CEO 50 East Commerce Drive - Suite A Schaumburg, IL 60173

c/o CGSI Term Note Servicer, Inc. 50 East Commerce Drive - Suite A Schaumburg, IL 60173

with a copy to:

Shefsky & Froelich Ltd. Attention: Mitchell Goldsmith, Esq. 111 East Wacker Drive - Suite 2800 Chicago, IL 60601

To each Holder:	At the address of record in the Company’s offices.

9. Indemnification of Servicer; Conflicts of Interest. Holders acknowledge that Servicer is acting as their agent and attorney in fact as set forth above and each agrees to indemnify, hold harmless and defend Servicer, its officers, directors, employees, agents, attorneys, subcontractors and assigns (collectively, the “Indemnitees) against all claims, actions, damages and expenses of any kind arising out of or in connection with the Servicer’s actions taken under this Agreement, or services taken with respect to this Agreement or reasonably believed to be in the scope of the Indemnitee’s authority, provided that the Indemnitee in question has not acted with willful misconduct or fraud in connection with its actions.

10. Successors. Should Servicer wish to resign from its responsibilities hereunder, it may do so upon delivery of fifteen (15) days’ prior notice to the parties hereto; in such event or should the Holders seek to elect a new party to assume Servicer’s obligations hereunder, they may do so upon approval in writing of the Majority Holders and delivery of notice to Servicer and to the Company, which shall promptly disseminate said notice to the other parties hereto.

11. Removal. The Majority Holders may remove the Servicer and/or replace the Servicer with a Substitute Servicer. Any such removal shall be effective only after ten (10) days’ prior written notice is provided to Servicer that the removal has been approved (or such shorter period of time as is mutually agreed by Servicer and the Holders).

12. General.

(a) Debtors agree to pay all expenses (including reasonable attorneys' fees and legal expenses) paid or incurred by Servicer on behalf of the Holders in endeavoring to collect the Notes, and in enforcing this Agreement. No delay on the part of Servicer on behalf of the Holders in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Holder of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

(b) This Agreement shall remain in full force and effect until the payment in full of the Notes or the conversion of the Notes into equity in the sole discretion of the Holder of each Note. This Agreement has been delivered at Chicago, Illinois, and shall be construed in accordance with and governed by the internal laws of the State of Illinois. Any dispute with respect to this Agreement shall be litigated in the state or federal courts situated in Cook County, Illinois to which jurisdiction and venue all parties consent, and shall be adjudicated by bench trial, with all parties waiving their right to trial by jury. The rights and privileges of Holder hereunder shall inure to the benefit of their respective successors and assigns.

(c) This Agreement contains the entire agreement among the parties hereto with respect to the matters set forth herein. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

(d) This Agreement may be executed in any number of counterparts and by the different parties hereto and on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

(e) The Company shall reimburse the Servicer for its reasonable costs, including attorneys’ fees, in connection with the documentation, review and negotiation of this Transaction, including costs for the formation of the Holder as a limited liability company.

13. Counsel. THE PARTIES ACKNOWLEDGE AND AGREE THAT SHEFSKY & FROELICH (“S&F”) IS ACTING SOLELY IN ITS CAPACITY AS COUNSEL FOR DEBTORS WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREIN AND NOT ON BEHALF OF ANY HOLDER OR SERVICER. THE TERMS OF SECTION 8.7 OF THE CGSI TERM NOTE PURCHASE AGREEMENT REGARDING CONFLICTS OF INTEREST ARE INCORPORATED BY REFERENCE HEREIN AND MADE A PART HEREOF AS IF FULLY REWRITTEN.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and the year first above written.

DEBTORS:	HOLDER (executing other than per power of
attorney):
CAPITAL GROWTH SYSTEMS, INC.

[Print Name]
By:
Its:	By:
Its:

20/20 TECHNOLOGIES, INC.	Principal Amount of Note: $
20/20 TECHNOLOGIES I, LLC
MAGENTA NETLOGIC, LIMITED
FRONTRUNNER NETWORK SYSTEMS, CORP.	HOLDERS LISTED ON EXHIBIT A
CENTREPATH, INC.	(pursuant to Power of Attorney in favor of the
GLOBAL CAPACITY GROUP, INC.	undersigned on behalf of all such Holders):
20/20 TECHNOLOGIES, INC.

By:
By:	Its:
[Signature](1)

SERVICER:

CGSI TERM NOTE SERVICER, INC.

By:
Its:

(1)	Authorized Signatory on behalf of each of the Debtors.